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                                                                 EXHIBIT (23)(B)

                                CONSENT OF KPMG LLP

BOARD OF DIRECTORS

FIRST UNION CORPORATION

    We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Union Corporation of our report dated January 14, 1999, relating to the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the 1998 Annual Report to Stockholders which is incorporated by reference in the 1998 Form 10-K of First Union Corporation. We also consent to the reference to our firm under the caption "Experts."

                                          KPMG LLP

Charlotte, North Carolina
June 30, 1999